SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
240.14a-12

The SMALLCap Fund, Inc.
- -------------------------------------------------------------
- (Name of Registrant as Specified in its Charter)
-
- Ralph W. Bradshaw
-  -------------------------------------------------------------
- (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)
- Payment of Filing Fee (Check the appropriate box):
-
- [X] No fee required.
-
- [ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4)and 0-11.
-
- (1) Title of each class of securities to which transaction applies: _____________________________________________
- (2) Aggregate number of securities to which transaction applies: _____________________________________________
-
- (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- ______________________________________________
-
- (4) Proposed maximum aggregate value of transaction:
______________________________________________
-
- (5) Total fee paid:
- _____________________________________________
-
- [ ] Fee paid previously with preliminary materials.
-
- [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
-
- (1) Amount previously paid:
- _____________________________________________
-
- (2) Form, Schedule or Registration Statement No.:
- _____________________________________________
-
- (3) Filing Party:
- ______________________________________________
-
- (4) Date Filed:
- _______ _______________________________________
-







Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183

Dear Fellow Shareholder of The SmallCap Fund,

The June 19 meeting is only days away! Please act immediately, or you may regret it later.

Vote the GREEN PROXY to return control to shareholders before it's too late!


- SHAREHOLDERS SPEAK, BUT THE FUND STILL DOESN'T LISTEN!

Under mounting shareholder pressure, the Fund's Board recently met with a shareholder representing 37% of the Fund. As a result of the Fund's on-going, horrendous, long-term performance, this shareholder demanded that the Board consider his straightforward, shareholder-friendly proposal. It called for a redemption offer as soon as possible, at full Net Asset Value ("NAV") for the maximum number of shares permissible by law. The proposal further required that similar, future redemptions be offered to shareholders for as long as the current Board majority continues to entrench themselves without the support of Fund shareholders. The blatantly unfair By-Law that allows this to happen was passed by this same Board majority just weeks ago, and without shareholder approval. I believe it clearly violates Maryland corporate law, and I am currently challenging it in the Courts.

- FULL NAV PROPOSAL DEFEATED BY CURRENT BOARD MAJORITY

Even though a majority of the Fund's own Special Committee supported this large shareholder's proposal, it was nevertheless defeated by the current Board majority, composed of the same four Directors who have consistently voted to ignore the will of the shareholders by entrenching themselves in office and continuing to permit the Fund's miserable portfolio performance. Two of these Directors who voted "No" were appointed when the Board was "packed" last year, and have still never won a shareholder vote. Another is the current portfolio manager, responsible for the Fund's terrible performance year after year.

- WEAKER, "WATERED-DOWN" PROPOSAL ADOPTED INSTEAD

In what I view as an attempt to save face and to appear somewhat responsive to shareholders, these four Directors instead were only willing to pass a limited proposal with "strings attached". Make no mistake about it, I believe that the current Board majority acted only because they were under extreme pressure. The Fund's compromise version calls for a partial tender offer on a reduced portion of the Fund's shares, without a commitment to full NAV, and is not completed for several months into the future. These Directors continue to believe that they can mislead the shareholders - do not be fooled! This falls short of the proposal offered by the large shareholder and does not represent a "meeting of the minds" with him. Past tender offers in other closed-end funds have in fact been done quickly, at full NAV and for larger percentages of shares outstanding.


(over)



- ENTRENCHMENT LETS POOR FUND PERFORMANCE GO ON AND ON....

The entrenchment tactics employed by the current Board majority serve to preserve the status quo, in spite of horrible Fund performance over both the short and long terms. The portfolio manager, a Director currently standing for re-election, has consistently provided the pivotal vote allowing the current Board majority to entrench themselves and resist the will of the shareholders. The following chart gives some indication of just how much harm has been done.


NAV Performance Comparison - Benchmark vs. SMALLCap Fund
Terrible Performance....The SMALLCap Fund has trailed its Benchmark in
EVERY SINGLE PERIOD

Dismal Performance has continued this year. According to closed-end fund experts Thomas J. Herzfeld Advisors, the SMALLCap Fund's 1st quarter 2003 NAV return of -11.7% ranked it number 44 out of 45 total funds in its category, next to dead-last

Cumulative Return for Time Period
Period Ending 12/31/02

(Data presented as a graph)

2 yr.	-9%     -29%

4 yr.	+14%     +8%

6 yr.	+42%     +28%

8 yr.	+123%    +120%

10 yr. +153%   +131%

12 yr. +354%   +264%

Source: SMALLCap Fund Inc. Annual Reports



******Please VOTE the GREEN PROXY TODAY******

I have been gratified by the show of support received thus far, but unless more shareholders take the time to vote before the June 19 meeting date, the entrenched incumbents' unfair tactics still may keep them in office! Vote the GREEN proxy now to take back control of your Fund. Former U.S. Attorney General Ed Meese and experienced closed-end director Tom Lenagh will join myself and the two Directors elected last year, to create a new Board majority.

Shareholders deserve a Board that will (1) fix the persistent performance problem, and (2) quickly deliver full NAV to shareholders.

Thank you for taking the time to help decide the future of your investment in our Fund. If I may answer any questions whatsoever or provide additional information, please do not hesitate to call me at (828) 210-8184.

Sincerely,
Ralph W. Bradshaw